Exhibit 10.19

AMENDED AND RESTATED CREDIT AGREEMENT

by and between

BANK OF THE WEST,

as the lender

and

DIEDRICH COFFEE, INC.,

as the borrower

Dated as of May 10, 2004

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is made and dated as of the 10th day of May, 2004, by and between BANK OF THE WEST (the “Lender”), and DIEDRICH COFFEE, INC., a Delaware corporation (the “Company”).

RECITALS

A. The Company and the Lender are parties to that certain Credit Agreement dated as of September 3, 2002 (as amended to date, the “Existing Credit Agreement”).

B. The Company and the Lender have agreed to modify the Existing Credit Agreement in certain respects and for convenience of reference to amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Working Capital Facility

1(a) Credit Limit. Subject to the terms and conditions set forth herein, from and after the Effective Date, the Lender agrees that it shall from time to time to but not including the Working Capital Facility Maturity Date make loans (each, a “Loan” and, collectively, the “Loans”) to the Company in an aggregate amount not to exceed at any one time outstanding the Working Capital Facility Credit Limit. Principal amounts prepaid hereunder prior to the Working Capital Facility Maturity Date may be reborrowed on the terms and subject to the conditions set forth in Paragraph 6(b) below, it being expressly acknowledged and agreed that the credit facility provided under this Paragraph 1 is a revolving credit facility. Any “Working Capital Loans” (as defined in the Existing Credit Limit) outstanding as of the Effective Date shall automatically be deemed to be Loans outstanding hereunder.

1(b) Principal Repayment. The Company shall pay the principal amount of each Loan on the Working Capital Facility Maturity Date.

1(c) Payment of Interest. Interest on Loans shall be payable at the rates and at the times provided in Paragraphs 3(a) and 3(b) below.

1(d) Use of Proceeds. The proceeds of Loans shall be used for working capital purposes.

2. Letter of Credit Facility.

2(a) Credit Limit. On the terms and subject to the conditions set forth herein, the Lender shall from time to time from and after the Effective Date, issue standby letters of credit in support of various working capital obligations of the Company and in support of the Company’s workers’ compensation obligations (each a “Letter of Credit” and, collectively, the “Letters of Credit”) for the account of the Company; provided, however that in no event shall the Lender issue any Letter of Credit hereunder if after giving effect to such issuance the aggregate dollar amount of Outstanding Letters of Credit and unrepaid L/C Drawings with respect thereto exceeds the Letter of Credit Facility Credit Limit. Any “Outstanding Letter of Credit” (as defined in the Existing Credit Limit) as of the Effective Date shall automatically be deemed to be an Outstanding Letter of Credit hereunder.

2(b) Issuance of Letters of Credit. Each Letter of Credit, and any amendment, renewal or extension thereof, shall be requested by the Company at least thirty (30) Business Days prior to the proposed issuance, amendment, renewal or extension date by delivery to the Lender of a duly executed Letter of Credit Application, accompanied by all other L/C Documents which the Lender may require as a condition to the requested action. No Letter of Credit shall have a stated expiration date (or provide for the extension of such stated expiration date or the issuance of any replacement therefor) later than October 15, 2004.

2(c) Repayment of L/C Drawings. Each L/C Drawing shall be payable in full by the Company on the date of such L/C Drawing.

2(d) Absolute Obligation to Repay. The Company’s obligation to repay L/C Drawings shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had, against any Lender or any other Person, including, without limitation, any set-off, counterclaim or defense based upon or arising out of:

(1) Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(2) Any amendment or waiver of or any consent to departure from the terms of any Letter of Credit;

(3) The existence of any claim, setoff, defense or other right which the Company or any other Person may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting);

(4) Any allegation that any demand, statement or any other document presented under any Letter of Credit is forged, fraudulent, invalid or insufficient in any respect, or that any statement therein is untrue or inaccurate in any respect whatsoever or that variations in punctuation, capitalization, spelling or format were contained in the drafts or any statements presented in connection with any L/C Drawing;

(5) Any payment by the Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(6) Any exchange, release or non-perfection of any Collateral; or

(7) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of the Company.

Nothing contained herein shall constitute a waiver of any rights of the Company against the Lender arising out of the gross negligence or willful misconduct of the Lender in connection with any Letter of Credit issued hereunder; provided, however, that the exercise of such rights is subject to and conditioned upon the prior payment in full of all Obligations, including, without limitation, unrepaid L/C Drawings, and termination of the credit facility evidenced hereby.

2(e) Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to such Letter of Credit.

2(f) Relationship to Letter of Credit Applications. In the event of any inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Letter of Credit Applications, the terms and provisions of this Agreement shall supersede and govern.

3. Pricing Provisions.

3(a) Applicable Interest Rates. The Company shall pay interest on Loans outstanding from the date disbursed to but not including the date of payment, at a rate per annum equal to, at the option of and as selected by the Company from time to time and subject to provisions set forth in this Paragraph 3:

(1) The floating Reference Rate during the applicable computation period plus one percent (1.00%); or

(2) The LIBOR Rate for the selected Interest Period plus three and one-quarter percent (3.25%).

3(b) Interest Billing and Payment Requirements. Interest accruing on Loans shall be payable monthly, in arrears, for each calendar month on the last Business Day of such calendar month in the amount set forth in an interest billing for such Loans delivered to the Company by the Lender (which delivery may be telephonic).

3(c) Requests for and Funding of Loans.

(1) Subject to the timing provisions relating to the funding of or conversion into LIBOR Rate Loans provided in Paragraph 3(d) below, if the Company desires to request a Loan, the Company shall deliver a Loan Request therefor to the Lender no later than: (i) in the case of a Loan to be initially funded as a LIBOR Rate Loan, 11:00 a.m. (Los Angeles time) on the proposed funding date, and (ii) in the case of a Loan to be initially funded as a Reference Rate Loan, 2:30 p.m. (Los Angeles time) on the proposed funding date.

(2) The principal amount of each LIBOR Rate Loan (including any Reference Rate Loan which is converted into a LIBOR Rate Loan) shall be in the minimum amount of $50,000.00.

(3) All Loan Requests shall be irrevocable and shall be delivered in writing (which may be by facsimile transmission), or telephonically to be promptly confirmed in writing (which may be by facsimile transmission).

(4) Subject to the conditions set forth in Paragraph 6(b) below, the Lender shall make available each requested Loan by crediting the amount thereof, in immediately available same day funds, to the Funding Account at the opening of business of the Lender at its Contact Office on the first Business Day immediately following the receipt of such Loan Request.

3(d) Conversion and Continuation Options.

(1) The Company may elect from time to time to convert portions of outstanding LIBOR Rate Loans to Reference Rate Loans or to convert portions of outstanding Reference Rate Loans to LIBOR Rate Loans by giving the Lender irrevocable notice of such election: (i) in the case of LIBOR Rate Loans being converted into Reference Rate Loans, no later than 2:30 p.m. (Los Angeles time) on the date of the proposed conversion, and (ii) in the case of Reference Rate Loans being converted into LIBOR Rate Loans, no later than 11:00 a.m. (Los Angeles time) on the date of the proposed conversion. Any conversion of LIBOR Rate Loans to Reference Rate Loans may only be made on the last day of the applicable Interest Period. No Reference Rate Loan may be converted into a LIBOR Rate Loan if an Event of Default or Potential Default has occurred and is continuing at the requested conversion date.

(2) The Company may elect from time to time to have outstanding LIBOR Rate Loans continued as LIBOR Rate Loans upon the expiration of the Interest Period applicable thereto by giving the Lender irrevocable notice of such election no later than 11:00 a.m. (Los Angeles time) on the last day of such Interest Period; provided, however, that no LIBOR Rate Loan may be continued as such when any Event of Default or Potential Default has occurred and is continuing, but shall be automatically converted to a Reference Rate Loan on the last day of the Interest Period applicable thereto. If the Company shall fail to give notice of its election to continue a LIBOR Rate Loan as a LIBOR Rate Loan as provided above, the Company shall be deemed to have elected to convert such LIBOR Rate Loan to a Reference Rate Loan on the last day of the applicable Interest Period.

(3) Each request for the conversion into or continuation of a LIBOR Rate Loan shall be evidenced by the timely delivery by the Company to the Lender of a duly executed Loan Request (which delivery may be by facsimile transmission) or, but only with the prior agreement of the Lender, telephonically.

3(e) Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation (whether by the Lender, in its reasonable judgment, or by any Governmental Authority) or application thereof, shall make it unlawful for the Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement: (1) the commitment of the Lender hereunder to make or to continue LIBOR Rate Loans or to convert Reference Rate Loans to LIBOR Rate Loans shall forthwith be canceled and (2) Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Reference Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law. In the event of a conversion of any LIBOR Rate Loan prior to the end of its applicable Interest Period the Company hereby agrees promptly to pay the Lender, upon demand, the amounts required pursuant to Paragraph 3(h) below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Loans and all other Obligations.

3(f) Requirements of Law; Increased Costs. In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality:

(1) Does or shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Loans made hereunder, or change the basis of taxation of payments to the Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of the Lender);

(2) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(3) Does or shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining any Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of the Lender or any corporation controlling the Lender, then, in any such case, the Company shall promptly pay to the Lender, upon its written notice and demand made through the Lender, any additional amounts necessary to compensate the Lender for such additional cost or reduced amounts receivable or rate of return as determined by the Lender with respect to this Agreement or Loans made hereunder. If the Lender becomes entitled to claim any additional amounts pursuant to this Paragraph 3(f), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by the Lender to the Company shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Loans and all other Obligations.

3(g) Funding. The Lender shall be entitled to fund all or any portion of the Loans in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States.

3(h) Prepayment Premium. In addition to all other payment obligations hereunder, in the event: (1) a LIBOR Rate Loan is prepaid prior to the last day of the applicable Interest Period, whether following the occurrence of an Event of Default or otherwise, or (2) the Company shall fail to continue or to make a conversion to a LIBOR Rate Loan after the Company has given notice thereof as provided in Paragraph 3(d) above, then the Company shall immediately pay to the Lender an additional premium sum compensating the Lender for losses, costs and expenses incurred by the Lender in connection with such prepayment or such failure to borrow, continue or convert. If the Lender becomes entitled to claim any additional amounts pursuant to this Paragraph 3(h), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by the Lender to the Company shall be conclusive in the absence of manifest error. Determination of amounts payable under this Paragraph 3(h) in connection with any LIBOR Rate Loan shall be calculated as though the Lender funded such LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such LIBOR Rate Loan, whether in fact that is the case or not. The provisions of this Paragraph 3(h) shall survive the termination of this Agreement and the payment of all Loans and all other Obligations.

3(i) Default Interest. Following the occurrence and during the continuance of an Event of Default, all Obligations outstanding shall, unless such requirement is waived in writing by the Lender, bear interest at a default rate which is three percent (3%) in excess of the rate or rates otherwise payable under this Agreement, in either case until the earlier of (1) the date on which such Event of Default shall be cured or waived pursuant to the terms of this Agreement, and (2) the date on which all Obligations (including, without limitation, all accrued and unpaid default interest) shall be paid in full, said default interest to be payable by the Company upon demand of the Lender.

3(j) Letter of Credit Fees. The Company shall pay to the Lender:

(1) On or before the date of issuance by the Lender of a Letter of Credit, a non-refundable issuance fee in an amount equal to the greater of: (i) $410.00, or (ii) the per annum rate of two percent (2.00%) multiplied by the face amount of such Letter of Credit for the effective term of such Letter of Credit;

(2) From time to time upon demand by the Lender, such additional fees and charges, including, without limitation, renewal, increase, extension and transfer fees and miscellaneous charges relating to the Letters of Credit as the Lender customarily charges with respect to similar letters of credit issued by it; and

(3) All costs incurred and payments made by the Lender by reason of any further assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon it or as a result of its compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

3(k) Computations. All computations of interest and fees payable hereunder shall be based upon a year of three hundred and sixty (360) days for the actual number of days elapsed.

4. Miscellaneous Provisions.

4(a) Open Book Account. The obligation of the Company to repay the Loans shall be evidenced by notations on the books and records of the Lender. If requested by the Company from time to time, the Lender shall deliver a statement of account to the Company setting forth the unpaid balance of Loans outstanding hereunder. Such statement shall (absent clerical error) be deemed conclusively correct and accepted by the Company unless the Company notifies the Lender to the contrary within ten (10) Business Days following delivery of such statement. Upon any advance of any Loan or payment or prepayment of any Loan, the Lender is hereby authorized to record the date and amount of each such advance made by the Lender, or the date and amount of each such payment or prepayment of principal of the Loans on its books (or by any analogous method the Lender may elect consistent with its customary practices) and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. The failure of the Lender to make any such notation shall not affect in any manner or to any extent the Company’s Obligations hereunder.

4(b) Nature and Place of Payments. All payments made on account of the Obligations shall be made by the Company to the Lender without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Lender by 2:30 p.m. (Los Angeles time) on the day of payment, it being expressly agreed and understood that if a payment is received after the applicable deadline by the Lender, such payment will be considered to have been made by the Company on the next succeeding Business Day and interest thereon shall be payable by the Company at then applicable rate during such extension. All payments on account of the Obligations shall be made to the Lender through the Contact Office. If any payment required to be made by the Company hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at then applicable rate during such extension. The Lender is hereby irrevocably authorized by the Company, without prior notice to the Company, but is not obligated, to debit any general operating accounts of the Company maintained with the Lender for the full amount of monthly and periodic interest billings, fees and other Obligations payable hereunder which the Lender is authorized to collect; provided, however, that the failure of the Lender to so debit such accounts shall not in any manner or to any extent affect the obligation of the Company to pay such Obligations as provided herein and in the other Loan Documents.

4(c) Prepayments.

(1) The Company may prepay Loans (other than LIBOR Rate Loans) in whole or in part at any time, it being agreed and understood that LIBOR Rate Loans outstanding may only be repaid at the end of their respective Interest Periods.

(2) In the event notwithstanding the prohibition set forth in subparagraph (1) above a LIBOR Rate Loan is prepaid prior to the end of its Interest Period, the Company shall concurrently pay to the Lender all amounts, if any, required pursuant to Paragraph 3(h) above.

4(d) Allocation of Payments Received Following Default. Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Lender on account of the Obligations shall be applied by the Lender as follows:

(1) First, to the payment of reasonable expenses incurred by the Lender in connection with the enforcement of its rights under the Loan Documents, including, without limitation, all costs and expenses of collection, attorneys’ fees, court costs and foreclosure expenses;

(2) Then, to the Lender until all outstanding Loans, interest accrued thereon, and unrepaid L/C Drawings have been paid in full, said amounts to be allocated first to interest and then, but only after all accrued interest has been paid in full, to principal;

(3) Then, to the Lender on account of all other outstanding Obligations until the same have been paid and performed in full;

(4) Then, and if but only if there remain Outstanding any Letters of Credit, to the Lender to hold as cash collateral for the obligation of the Company to reimburse any future L/C Drawings as the same may occur, until there are no further Outstanding Letters of Credit; and

(5) Then, to such Persons as may be legally entitled thereto.

4(e) Telephonic/Facsimile Communications. Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Lender shall be entitled to rely on the authority of any Person reasonably believed by the Lender to be an authorized Person and the Lender shall not have any liability to the Company or other Person on account of any action taken or not taken by the Lender in reasonable reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in the telephonic or facsimile notice.

5. Collateral and Credit Support Documents.

5(a) Collateral Security. In connection with the Existing Credit Agreement, the following documents were delivered to the Lender: (1) that certain Security Agreement dated as of September 3, 2002 between the Company and the Lender, (2) that certain Supplemental Security Agreement (Trademarks) dated as of September 3, 2002 between the Company and the Lender, and (3) that certain Irrevocable Power of Attorney dated as of September 3, 2002 executed by the Company in favor of the Lender (collectively, the “Existing Company Collateral Documents”). As collateral security for the Obligations, on or before the Effective Date the Company shall execute and deliver to the Lender a reaffirmation of the Existing Company Collateral Documents in form and substance satisfactory to the Lender (the “Company Reaffirmation”) pursuant to which the Company will affirm the continuing effectiveness of the Existing Company Collateral Documents and affirm that such documents apply to the Obligations of the Company under the Loan Documents.

5(b) Guarantor Credit Support. In connection with the Existing Credit Agreement, the following documents were delivered to the Lender: (1) Guaranties dated as September 3, 2002 executed by each of the Initial Guarantors in favor of the Lender, (2) Guarantor Security Agreements dated as of September 3, 2002 between each of the Initial Guarantors and the Lender, (3) that certain Supplemental Security Agreement (Trademarks) dated as of September 3, 2002 between Coffee People, Inc. and the Lender, (4) that certain Irrevocable Power of Attorney dated as of September 3, 2002 executed by Coffee People, Inc. in favor of the Lender, (5) that certain Supplemental Security Agreement (Trademarks) dated as of September 3, 2002 between Gloria Jean’s Gourmet Coffees Corp. and the Lender, and (6) that certain Irrevocable Power of Attorney dated as of September 3, 2002 executed by Gloria Jean’s Gourmet Coffees Corp. in favor of the Lender (collectively, the “Existing Guarantor Credit Support Documents”). As additional credit support for the Obligations, on or before the Effective Date, the Company shall cause each of the Initial Guarantors to execute and deliver to the Lender a reaffirmation of the Existing Guarantor Credit Support Documents in form and substance satisfactory to the Lender (the “Guarantor Reaffirmation”) pursuant to which each of the Guarantors will affirm that such documents apply to the Obligations under the Loan Documents. The Guarantor Reaffirmation shall also amend the Guarantor Security Agreement executed by Gloria Jean’s Gourmet Coffees Corp. to release the Lien of the Lender on certain trademarks granted thereunder.

5(c) Additional Guarantor Credit Support. As additional credit support for the Obligations, the Company shall cause each Subsidiary of the Company formed or acquired after the Effective Date to execute and deliver to the Lender, on the date of the formation or acquisition of such Subsidiary, each of the following: (1) a Guaranty, (2) a Guarantor Security Agreement, (3) if required by the Lender, Supplemental PTO Agreements, and (4) such authorizations to file UCC financing statements as the Lender shall request.

5(d) Additional Documents. The Company agrees to execute and deliver and to cause to be executed and delivered to the Lender on or before the Effective Date and from time to time thereafter, such additional documents, instruments and agreements, including, without limitation, notices to and consents of third parties, as are in the Lender’s judgment necessary or desirable to obtain for the Lender the benefit of the Collateral and the Loan Documents.

6. Conditions Precedent.

6(a) Effective Date. As conditions precedent to the effectiveness of this Agreement:

(1) The Company shall have delivered or shall have had delivered to the Lender, in form and substance satisfactory to the Lender and its counsel and duly executed and certified as required, each of the following:

(i) This Agreement;

(ii) The Company Reaffirmation;

(iii) The Guarantor Reaffirmation;

(iv) All UCC financing statements and other documents, instruments and agreements deemed necessary or appropriate by the Lender to confirm, obtain and maintain in favor of the Lender a first priority, perfected security interest in and lien upon the Collateral, accompanied by such evidence as the Lender may reasonably require that after the filing of such UCC financing statements and other documents, as applicable, the Lender will have a first priority, perfected security interest in the Collateral to the extent required by the Lender;

(v) Corporate resolutions relating to the authorization of this Agreement and the transactions contemplated hereby and incumbency certificates for the Company and the Guarantors, as the Lender may request; and

(2) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

If the conditions precedent set forth in this Paragraph 6(a) shall not have occurred on or before may 10, 2004, then any agreement on the part of the Lender hereunder shall, at the option of the Lender, as evidenced by written notice to such effect given by the Lender to the Company, terminate and be of no further force or effect.

6(b) All Credit Events. As conditions precedent to the Lender’s obligation to fund any Loan or issue any Letter of Credit on or after the Effective Date or to permit the continuation of any LIBOR Rate Loan as such or the conversion of any Loan to a LIBOR Rate Loan, at and as of the date of such funding, continuation or conversion:

(1) In the case of a Loan, the Company shall have delivered a written Loan Request therefore, and the Company shall be in compliance with the limits set forth in Paragraph 1(a) above;

(2) In the case of the issuance of a Letter of Credit, there shall have been delivered to the Lender a Letter of Credit Application and all required L/C Documents relating thereto, and the Company shall be in compliance with the limits set forth in Paragraph 2(a) above;

(3) The representations and warranties of the Company and its Subsidiaries contained in the Loan Documents shall be accurate and complete in all material respects as if made on and as of the date of such funding, continuation or conversion; and

(4) There shall not have occurred and be continuing an Event of Default or Potential Default.

By delivering a Loan Request to the Lender hereunder, the Company shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subparagraphs (b)(1) through (b)(4) above, as applicable.

7. Representations and Warranties. As an inducement to the Lender to enter into this Agreement and to fund Loans as provided herein, the Company represents and warrants to the Lender that:

7(a) Financial Condition. The financial statements, dated the Statement Date and the Interim Date, copies of which have heretofore been furnished to the Lender by the Company, are complete and correct in all material respects and present fairly in accordance with GAAP the consolidated and consolidating financial condition of the Company and its Subsidiaries at such dates and the results of its operations and changes in financial position for the fiscal periods then ended, subject, in the case of the financial statements dated as of the Interim Date, to normal year-end audit adjustments.

7(b) No Change. Since the Statement Date there has been no Material Adverse Effect.

7(c) Corporate Existence; Compliance with Law. The Company and each of its Subsidiaries: (1) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify is reasonably likely to have a Material Adverse Effect, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in material compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could have a Material Adverse Effect.

7(d) Corporate Power; Authorization; Enforceable Obligations. The Company and each of its Subsidiaries has the power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of such Loan Documents. The Loan Documents to which the Company and each of its Subsidiaries are party have been duly executed and delivered on behalf of such Person and constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

7(e) No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Company and each of its Subsidiaries is party, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries in any material respect or create or result in the creation of any Lien on any assets of the Company or any of its Subsidiaries (other than the Liens created by the Loan Documents).

7(f) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator, court or Governmental Authority is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by or against the Company or any of its Subsidiaries or against its or their properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a Material Adverse Effect.

7(g) Taxes. The Company and each of its Subsidiaries has filed or caused to be filed all U.S. and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property other than taxes which are being contested in good faith by appropriate proceedings and as to which the Company or such Subsidiary, as applicable, has established adequate reserves in conformity with GAAP.

7(h) Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7(i) Subsidiaries. Set forth on Schedule 7(i) is an accurate and complete list of the Subsidiaries of the Company, their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Company or Subsidiaries of the Company. All of the issued and outstanding share of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

7(j) Federal Reserve Board Regulations. Neither the Company nor any of its Subsidiaries is engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U. No part of the proceeds of any Loan issued hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

7(k) ERISA. The Company and each of its Subsidiaries is in compliance in all material respects with the requirements of ERISA and, to the knowledge of the Company, no Reportable Event has occurred under any Plan maintained by the Company and any of its Subsidiaries which is likely to result in the termination of such Plan for purposes of Title IV of ERISA.

7(l) Assets. The Company and each of its Subsidiaries has good and marketable title to all property and assets reflected in the financial statements dated the Statement Date referred to in Paragraph 7(a) above, except property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the Statement Date. Neither the Company nor any of its Subsidiaries has outstanding Liens on any of its properties or assets nor are there any security agreements to which the Company or any of its Subsidiaries, including the Company, is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as permitted under Paragraph 9(a) below.

7(m) Securities Acts. Neither the Company nor any of its Subsidiaries has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not in material violation of any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Company is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Loan Documents.

7(n) Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required in connection with the execution and delivery of the Loan Documents (other than filings to perfect the Liens granted pursuant to the Loan Documents) or the performance of or compliance with the terms, provisions and conditions hereof or thereof other than such as have been obtained prior to the Effective Date.

7(o) Hazardous Materials. Neither the Company nor, to the knowledge of the Company, any other Person has: (1) caused or permitted any Hazardous Materials to be disposed of in, on, under or about any Property or any part thereof, and neither any Property, nor any part thereof, has ever been used (whether by the Company or, to the knowledge of the Company, by any other Person) for activities involving, directly or indirectly, the disposal of any Hazardous Materials; (2) caused or permitted to be incorporated into or utilized in the construction of any improvements located on any Property any chemical, material, or substance to which exposure is prohibited, limited or regulated by any Hazardous Materials Laws or which, even if not so regulated, is known to pose a hazard (either in its present form or if disturbed or removed) to the health and safety of the occupants of any Property or of property adjacent to any Property; or (3) discovered any occurrence or condition on any Property that could cause any Property or any part thereof to be in violation of any Hazardous Materials Laws.

7(p) Regulated Entities. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

7(q) Copyrights, Patents, Trademarks and Licenses, Etc. The Company and each of its Subsidiaries or is licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights used by such Person in the conduct of its business. To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other

Person in any material respect. No claim or litigation regarding any of the foregoing is pending or, to the Company’s knowledge, threatened and, to the knowledge of the Company, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

7(r) Insurance. The properties and assets of the Company and each of its Subsidiaries are insured with financially sound and reputable insurance companies (not Affiliates) acceptable to the Lender, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and such Subsidiaries operate.

8. Affirmative Covenants. The Company hereby covenants and agrees with the Lender that, as long as any Obligations remain unpaid or the Lender has any obligation to make Loans hereunder, the Company shall:

8(a) Financial Statements and Reports. Furnish or cause to be furnished to the Lender:

(1) Within one hundred twenty (120) days after the last day of each Fiscal Year, a copy of the Form 10-K the Company has submitted for filing with the Securities and Exchange Commission for such Fiscal Year;

(2) Within sixty (60) days after the last day of each fiscal quarter, a copy of the Form 10-Q the Company has submitted for filing with the Securities and Exchange Commission for such fiscal quarter;

(3) Within sixty (60) days after the last day of each fiscal quarter, same store sales and EBITDA reports as of the end of such fiscal quarter in form and detail satisfactory to the Lender;

(4) Upon the request of the Lender (but in no event more than once every 30 days), such receivables aging reports, payables aging reports, and inventory reports for the Company and its Subsidiaries as the Lender may reasonably request;

(5) Copies of all proxy statements, financial statements, and reports which the Company sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements under the Act which the Company files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange; and

(6) Promptly upon request of the Lender, such additional financial and other information, including, without limitation, financial statements of the Company and its Subsidiaries as the Lender may from time to time reasonably request, including, without limitation, such information as is necessary to enable the Lender to assign or participate out any of its interests in the Loans and other Obligations hereunder.

8(b) Payment of Indebtedness. And shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Lender for the payment thereof in the event the Company or such Subsidiary is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Company or such Subsidiary.

8(c) Maintenance of Existence and Properties. And shall cause each of its Subsidiaries to: (1) maintain its corporate existence (except, subject to the requirements of Paragraph 9(c) below, a merger into the Company or another Subsidiary), (2) maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business (except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect), and (3) comply in all material respects with all Contractual Obligations and Requirements of Law the failure to comply with which could reasonably expected to have a Material Adverse Effect.

8(d) Inspection of Property; Books and Records; Discussions. And shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law and permit representatives of the Lender to visit and inspect any of its or their properties and examine and make abstracts from any of its or their books and records at any reasonable time and as often as may reasonably be desired by the Lender and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company, and with its or their independent certified public accountants. As long as there has not occurred and is continuing an Event of Default or Potential Default, such inspections shall be at no cost to the Company.

8(e) Notices. Promptly give written notice to the Lender of:

(1) The occurrence of any Potential Default or Event of Default;

(2) Any litigation or proceeding affecting the Company or any of its Subsidiaries or the Collateral which litigation or proceeding, individually, involves amounts in excess of $100,000.00; and

(3) Any other event which, in the reasonable business judgment of the Company, could have a Material Adverse Effect.

8(f) Expenses. Pay all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel and allocated reasonable costs of internal counsel) of incurred by or assessed against the Lender incident to: (1) the preparation, negotiation and closing of the transaction contemplated hereby and the administration of the Loan Documents; and (2) the protection of the rights of the Lender under the Loan Documents and the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a “workout” of the Obligations. The Obligations of the Company under this Paragraph 8(f) shall be effective and enforceable whether or not any Loan is funded and shall survive payment of all other Obligations.

8(g) Loan Documents. Comply with and observe all terms and conditions of the Loan Documents.

8(h) Insurance. And shall cause each of its Subsidiaries to, obtain and maintain insurance, including, without limitation, property insurance, casualty insurance and general liability insurance, with responsible companies, in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, and furnish the Lender upon request with certificates evidencing such insurance.

8(i) Hazardous Materials. And shall cause each of its Subsidiaries to:

(1) Conduct its operations and keep and maintain its Properties in material compliance with all applicable Environmental Laws.

(2) Give prompt written notice to the Lender, but in no event later than ten (10) days after becoming aware thereof, of the following: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Affiliates or any of their respective properties pursuant to any applicable Environmental Laws where the potential liability to the Company or any of its Subsidiaries could reasonably be expected to be in excess of $100,000.00 in the aggregate for all such cases, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or its Affiliates that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.

(3) Upon the written request of the Lender, submit to the Lender, at the Company’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice required pursuant to this Paragraph 8(i).

(4) At all times indemnify and hold harmless the Lender from and against all liability arising out of any Environmental Claims, except those Environmental Claims caused as a primary and direct result of the gross negligence or willful misconduct of the Lender.

8(j) ERISA. Furnish to the Lender promptly and in any event within ten (10) days after the Company knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto.

8(k) Compliance with Laws. And shall cause each of its Subsidiaries to, comply, in all material respects with all Requirements of Law and Contractual Obligations the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

9. Negative Covenants. The Company hereby agrees that, as long as any Obligations remain unpaid or the Lender has any obligation to make Loans hereunder, the Company shall not, directly or indirectly:

9(a) Liens. Nor permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property and assets, including, without limitation, property and assets included in the Collateral, except Liens securing the Obligations and:

(1) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Company or such Subsidiary shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(2) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds to obtain, or to obtain the release of, attachments, writs of garnishment or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the business of the Company and its Subsidiaries;

(3) Statutory Liens of landlord’s, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP;

(4) Attachment and judgment Liens not otherwise constituting an Event of Default each of which Lien is in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance, or the Borrowers shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award; and

(5) Liens existing on the Effective Date shown on the financial statements referred in Paragraph 7(a) above.

9(b) Consolidation and Merger. Nor permit any of its Subsidiaries to: (1) liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination other than mergers and consolidations of Subsidiaries into the Company or other Subsidiaries, or (2) acquire any going business or all or substantially all of the assets of any other Person for a total consideration in excess of $250,000.00 during any Fiscal Year, unless both before and after giving effect to any transaction described in subparagraphs (1) and (2) above: (i) there shall not exist an Event of Default or Potential Default, and (ii) the Effective Tangible Net Worth of the Company on a consolidated basis is greater than $5,000,000, as evidenced in each case, if requested by the Lender, by pro forma projections prepared by a responsible financial officer of the Company; provided, however, that in all cases involving the Company, the Company shall be the surviving corporation.

9(c) Payment of Dividends. Declare or pay any dividends upon its shares of stock now or hereafter outstanding or make any distribution of assets to its stockholders as such, whether in cash, property or securities, except dividends payable in shares of capital stock, unless both before and after giving effect thereto: (1) there shall not exist an Event of Default or Potential Default, and (2) the Effective Tangible Net Worth of the Company on a consolidated basis is greater than $5,000,000, as evidenced in each case, if requested by the Lender, by pro forma projections prepared by a responsible financial officer of the Company.

9(d) Repurchase of Stock. Nor permit any of its Subsidiaries to acquire, purchase, redeem or retire any shares of its capital stock now or hereafter outstanding, in one transaction or a series of transactions, unless both before and after giving effect thereto: (1) there shall not exist an Event of Default or Potential Default, and (2) the Effective Tangible Net Worth of the Company on a consolidated basis is greater than $5,000,000, as evidenced in each case, if requested by the Lender, by pro forma projections prepared by a responsible financial officer of the Company.

9(e) Sale of Assets. Nor permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of any of its assets, whether now owned or hereafter acquired, other than: (1) dispositions of inventory in the ordinary course of business (which dispositions may be made free from the Liens of the Loan Documents), the disposition in the ordinary course of business, without replacement, of equipment which is obsolete or no longer needed in the conduct of its business and the disposition and replacement in the ordinary course of business of equipment with other equipment of at least equal utility and value (provided that, except for purchase money security interests and rights of lessors of equipment if permitted hereunder, the Lender’s Lien upon such newly-acquired equipment shall have the same priority as the Lender’s Lien upon the replaced equipment), (2) the liquidation of assets of retail stores which have been closed, (3) the sale of retail stores in the ordinary course of business, and (4) the sale or retail store outside the ordinary course of business with the prior written consent of the Lender, unless both before and after giving effect thereto: (1) there shall not exist an Event of Default or Potential Default, and (2) the Effective Tangible Net Worth of the Company on a consolidated basis is greater than $5,000,000, as evidenced in each case, if requested by the Lender, by pro forma projections prepared by a responsible financial officer of the Company.

9(f) Limitation on Transactions with Affiliates. Nor permit any of its Subsidiaries to purchase, acquire or lease any property from, or sell, transfer or lease any property to, or lend or advance any money to, or borrow any money from, or guarantee any obligation of, or acquire any stock, obligations or securities of, or enter into any merger or consolidation agreement, or any management or similar fee, agreement with, any Affiliate, or enter into any other transaction or arrangement or make any payment to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate other than: (1) on terms no less favorable to the Company or such Subsidiary as would be obtained in an arms-length transaction with a non-Affiliate, and (2) if but only if such transaction, arrangement, payment or other dealing would not violate any other term or provision of this Agreement or the other Loan Documents.

9(g) Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

9(h) Loans; Advances. Nor permit any of its Subsidiaries to, directly or indirectly, make or commit to make any advance, loan or extension of credit (other than extensions of credit to customers in the ordinary course of business) or capital contribution to any Person other than: (1) trade credit extended in the ordinary course of business, (2) loan and advances to employees in an aggregate amount not to exceed $50,000.00 at any time outstanding, and (3) intercompany loans and investments in other Subsidiaries or the Company.

9(i) Leverage Ratio. Permit as of the end of any fiscal quarter, the ratio of Indebtedness of the Company and its Subsidiaries on a consolidated basis to the Effective Tangible Net Worth of the Company and its Subsidiaries on a consolidated basis to be more than 1.75:1.00.

9(j) Minimum EBITDA. Permit as of the end of any fiscal quarter, calculated for such fiscal quarter and the immediately preceding three fiscal quarters, EBITDA of the Company and its Subsidiaries on a consolidated basis to be less than $2,000,000.00.

10. Events of Default. Upon the occurrence of any of the following events (an “Event of Default”):

10(a) The Company shall fail to pay any principal or interest on the Loans or fees on the date when due or shall fail to pay within five (5) days of the date when due any other Obligation under the Loan Documents; or

10(b) Any representation or warranty made by the Company or any of the Guarantors in any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made; or

10(c) The Company shall fail to maintain its corporate existence or shall default in the observance or performance of any covenant or agreement contained in Paragraphs 9(a) through 9(j) above;

10(d) The Company or any of the Guarantors shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue thirty (30) days after delivery by the Lender to the Company of written notice of such failure; or

10(e) (1) The Company or any of the Guarantors shall default in any payment of principal of or interest on any Indebtedness in an amount in excess of $200,000.00 (other than the Obligations) or (2) any Person shall default in the payment of any Indebtedness in an amount in excess of $200,000.00 upon which the Company or any of the Guarantors is contingently liable, or (3) any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

10(f) (1) The Company or any of the Guarantors shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of the Guarantors shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Company or any of the Guarantors any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against the Company or any of the Guarantors any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Company or any of the Guarantors shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) the Company or any of the Guarantors shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

10(g) (1) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or nor waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4042(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Company or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject the Company to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company; or

10(h) One or more judgments or decrees in excess of $500,000.00 in the aggregate shall be entered against the Company or any of the Guarantors and such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or

10(i) Any of the Guarantors shall fail to observe or perform any provision of its Guaranty, or any other Loan Document to which it is party, or shall attempt to rescind or revoke its Guaranty or any other such Loan Document, with respect to future transactions or otherwise; or

10(j) There shall occur following the Effective Date any event which is reasonably likely to have a Material Adverse Effect; or

10(k) The Lien of the Lender upon any of the Collateral shall cease to be perfected or shall cease to have the priority required pursuant to the Loan Documents;

THEN, automatically upon the occurrence of an Event of Default under Paragraph 10(f) above and, in all other cases, at the option of the Lender: (1) the Lender’s obligation to make Loans or issue Letters of Credit shall terminate and the principal balance of outstanding Loans and interest accrued but unpaid thereon and all other Obligations shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company, and (2) the Lender may immediately exercise all rights, powers and remedies available to it at law, in equity or otherwise, including, without limitation, under the Collateral Documents and the Guaranties.

11. Miscellaneous Provisions.

11(a) No Assignment. The Company may not assign its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Lender. Any purported assignment in violation of this Paragraph 11(a) shall automatically be deemed null and void. Subject to the foregoing, all provisions contained in this Agreement and in any document or agreement referred to herein or relating hereto shall inure to the benefit of the Lender, its successors and assigns, and shall be binding upon the Company, its successors and assigns.

11(b) Amendment. Neither this Agreement nor any other Loan Document may be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Lender and the Company.

11(c) Cumulative Rights; No Waiver. The rights, powers and remedies of the Lender under this Agreement and the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements between the Company and the Lender relating hereto, at law, in equity or otherwise. Any delay or failure by the Lender to exercise any right, power or remedy shall not constitute a waiver thereof by the Lender, and no single or partial exercise by the Lender of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

11(d) Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

11(e) Survival. All representations, warranties, covenants and agreements contained in this Agreement and in the other Loan Documents on the part of the Company shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

11(f) Notices. All notices given by any party to the others under this Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, delivered by facsimile transmission, by personal delivery or by overnight courier, addressed to the party as set forth on Annex 1 attached hereto, as such Annex 1 may be amended from time to time. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received.

11(g) Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the internal laws of the State of California.

11(h) Assignments, Participations, Etc.

(1) The Lender may at any time with, but only so long as there does not exist an Event of Default, the consent of the Company (such consent not to be unreasonably withheld), assign and delegate to one or more financial institutions (each an “Assignee”) all, or any part of its rights and obligations hereunder and under the other Loan Documents

(2) In addition, the Lender may at any time sell to one or more financial institutions or other Persons participating interests in any Loans, the funding commitment of the Lender (including any commitment to fund future Loans) and the other interests of the Lender hereunder and under the other Loan Documents; provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance of such obligations, and (iii) the Company shall continue to deal solely and directly with the Lender in connection with this Agreement and the other Loan Documents.

(3) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, the Lender may assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.

11(i) Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

11(j) Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY AND THE LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

11(k) Waiver of Jury Trial. THE COMPANY AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THE COMPANY WAIVES ITS RIGHT TO NOTICE OR HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11(l) Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Lender and each of its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses, including the documented cost of internal counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of the inaccuracy or incompleteness of any representation or warranty made by the Company or the Guarantor in any Loan Document or otherwise relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Paragraph 11(l) shall survive payment of all other Obligations and the termination of this Agreement.

11(m) Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Lender or the Lender enforces the Liens under the Collateral Documents or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then, to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11(n) Set-off. In addition to any rights and remedies of the Lender provided by law, if an Event of Default exists, the Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, the Lender to or for the credit or the account of the Company against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Company after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11(o) Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

11(p) No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Company and the Lender and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Lender shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

11(q) No Further Commitment. THE COMPANY EXPRESSLY ACKNOWLEDGES AND AGREES THAT NOTHING CONTAINED IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL IN ANY MANNER OR TO ANY EXTENT CONSTITUTE OR BE IMPLIED TO CONSTITUTE ANY AGREEMENT OF THE LENDER TO EXTEND THE MATURITY DATE OF ANY CREDIT FACILITY BEING PROVIDED TO THE COMPANY BY THE LENDER BEYOND THE DATE SET FORTH HEREIN, NOTWITHSTANDING THE COMPLIANCE OF THE COMPANY WITH ALL TERMS AND CONDITIONS SET FORTH HEREIN. THE COMPANY HEREBY

REPRESENTS AND WARRANTS TO THE LENDER THAT IT IS TAKING SUCH ACTIONS AS ARE NECESSARY TO ASSURE THE AVAILABILITY TO THE COMPANY OF FINANCING FOR ITS OPERATIONS FROM AND AFTER SUCH DATES FROM SOURCES OTHER THAN THE LENDER.

12. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein means with respect to any business entity the power to direct the management and policies of such business entity.

“Agreement” shall mean this Credit Agreement, as the same may be amended, extended or replaced from time to time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized or obligated to close their regular banking business.

“Collateral” shall mean, collectively and severally, all property and assets of the Company which is at any time subject to a Lien in favor of the Lender under the Collateral Documents.

“Collateral Documents” shall mean, collectively and severally, the Security Agreement (as such term is defined in the Existing Security Agreement), each of the Guarantor Security Agreements (as such term is defined herein and in the Existing Credit Agreement), and all other documents, instruments and agreements at any time executed and delivered to the Lender relating to the Collateral, and shall include any and all amendments, extensions, replacements, and reaffirmations thereof.

“Commonly Controlled Entity” of a Person shall mean a Person, whether or not incorporated, which is under common control with such Person within the meaning of Section 411(c) of the Internal Revenue Code.

“Contact Office” shall mean the Lender’s office located at 4400 Mac Arthur Boulevard, Suite 150, Newport Beach, California 92660, or such other office as the Lender may notify the Company from time to time in writing.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“EBITDA” shall mean, with respect to any Person for any fiscal period, earnings (exclusive of extraordinary gains and non-cash credits to income) and before deductions for interest, income taxes, non-cash impairment charges from intangibles that exist as of the end of the third fiscal quarter of FYE 2004 and other non-cash charges from intangibles that exist as of the end of the third fiscal quarter of FYE 2004, depreciation and amortization of the Company and its Subsidiaries on a consolidated basis.

“Effective Date” shall mean the date on which all of the conditions precedent set forth in Paragraph 10(a) above shall have been met to the satisfaction of the Lender.

“Effective Tangible Net Worth” shall mean, with respect to any Person, total assets (exclusive of goodwill, patents, trademarks, trade names, copyrights, organization expense, investments in and all amounts due from Affiliates, officers, or employees), plus Subordinated Debt, less Total Liabilities (excluding Subordinated Debt), at such time.

“Environmental Claims” shall mean all claims, however asserted, where the potential liability to the Company and its Subsidiaries could reasonably be expected to be in excess of $250,000.00 in the aggregate with respect to all such claims, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Materials at, in, or from property owned, operated or controlled by the Company, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requested, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be supplemented or amended.

“Event of Default” shall have the meaning given such term in Paragraph 10 above.

“Existing Credit Agreement” shall have the meaning given such term in Recital A above.

“Fiscal Year” shall mean each fiscal year of the Company, with each such fiscal year ending on the Wednesday closest to the last calendar day of each June.

“Funding Account” shall mean account no. 106116938 maintained in the Company’s name with the Lender.

“FYE” shall mean the Fiscal Year of the Company ending in the calendar year specified.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” shall mean, collectively and severally, each of the Initial Guarantors and each Subsidiary of the Company formed or acquired following the Effective Date.

“Guarantor Security Agreement” shall mean: (a) any of the Guarantor Security Agreements (as defined in the Existing Credit Agreement) delivered in connection with the Existing Credit Agreement, and (b) a Security Agreement in the form and substance of the Guarantor Security Agreements delivered to the Lender by the Initial Guarantors in connection with the Existing Credit Agreement, and shall include, in each case, any and all amendments, extensions, replacements, and reaffirmations thereof.

“Guaranty” shall mean: (a) any of the Guaranties (as defined in the Existing Credit Agreement) delivered in connection with the Existing Credit Agreement, and (b) a Guaranty in the form and substance of the Guaranties delivered to the Lender by the Initial Guarantors in connection with the Existing Credit Agreement, and shall include, in each case, any and all amendments, extensions, replacements, and reaffirmations thereof.

“Hazardous Materials” shall mean: (a) “hazardous substances”, “hazardous wastes,” “hazardous materials,” or “toxic substances,” as defined in any of the Hazardous Material Laws; (b) any pollutant or contaminant, or hazardous, dangerous or toxic chemical, material, waste or substance (“pollutant”) which Hazardous Material Laws prohibit, limit or otherwise regulate as to use, exposure, release, generation, manufacture, sale, transport, handling, storage, treatment, reuse, presence, disposal or recycling; (c) petroleum, crude oil or any fraction of petroleum or crude oil; (d) any radioactive material, including any source, special nuclear or by-product material, as defined at 42 U.S.C. §2011 et seq., and amendments thereto and reauthorizations thereof; (e) asbestos-containing materials in any form or condition; and (f) polychlorinated biphenyls.

“Indebtedness” of any Person shall mean all obligations for borrowed money, accounts payable, accrued compensation, accrued expenses and capitalized lease obligations of such Person as of the date as of which Indebtedness is to be determines, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondary or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Initial Guarantors” shall mean each of the following, collectively and severally: (1) Coffee People Worldwide, Inc., a Delaware corporation, (2) Coffee People, Inc., an Oregon corporation, (3) Gloria Jean’s, Inc., a Delaware corporation, (4) Edglo Enterprises, Inc., an Illinois corporation, (5) Gloria Jean’s Gourmet Coffees Corp., an Illinois corporation, and (6) Gloria Jean’s Gourmet Coffees Franchising Corp., an Illinois corporation.

“Interim Date” shall mean March 10, 2004.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan, the period commencing on the date such Loan is advanced and ending one, two, three, four, five, or six months thereafter, as designated in the related Loan Request; provided, however, that: (1) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and (2) no Interest Period shall end after the Working Capital Facility Maturity Date.

“L/C Documents” shall mean any and all documents, instruments and agreements as the Lender may require be delivered to it as a condition precedent to the issuance by the Lender of a Letter of Credit.

“L/C Drawing” shall mean any drawing under a Letter of Credit.

“Lender” shall have the meaning given such term in the introductory paragraph hereof.

“Letter of Credit” or “Letters of Credit” shall mean have the meaning given such term in Paragraph 2(a) above.

“Letter of Credit Application” shall mean an application for the issuance of a Letter of Credit in form satisfactory to the Lender.

“Letter of Credit Facility Credit Limit” shall mean $750,000.00.

“LIBOR Rate” shall mean, with respect to any Interest Period for a LIBOR Rate Loan, the rate for the applicable Interest Period determined by the Lender’s Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) of the U.S. dollar London Interbank Offered Rates for such period appearing on Page 3750 (or such other page as may replace page 3750) of the Telerate screen at or about 11:00 a.m. (London time) on the second Business Day prior to the first days of such Interest Period (adjusted for any and all assessments, surcharges and reserve requirements.

“LIBOR Rate Loan” shall mean a Loan during such time as it is made and/or being maintained at a rate of interest based upon the LIBOR Rate.

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction.

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Guaranties (as such term is defined herein and in the Existing Credit Agreement) and each other document, instrument or agreement executed by the Company or the Guarantors in connection herewith or therewith, as any of the same may be amended, extended or replaced from time to time.

“Loan Request” shall mean a request for a Loan in form satisfactory to the Lender.

“Loan” or “Loans” shall have the meaning given such term in Paragraph 1(a) above.

“Material Adverse Effect” shall mean a material adverse change in, or a material adverse effect upon, any of: (a) the operations, business, properties, condition (financial or otherwise) or prospects of the Company; (b) a material impairment of the ability of the Company or the Guarantor to perform under any Loan Document to which it is party and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document or the perfection or priority of the Lender’s security interest in the Collateral.

“Multiemployer Plan” as to any Person shall mean a Plan of such Person which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” shall mean any and all debts, obligations and liabilities of the Company to the Lender (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

“Outstanding” shall mean with respect to Letters of Credit, any Letter of Credit which has not been canceled, expired, unutilized or fully drawn upon and reference to the “amount” of any Outstanding Letter of Credit shall be deemed to mean the amount available for drawing thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean as to any Person, any pension plan that is covered by Title IV of ERISA and in respect of which such Person or a Commonly Controlled Entity of such Person is an “employer” as defined in Section 2(5) of ERISA.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Property” shall mean, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by the Company, including all real properties which are the subject of franchise agreements.

“Reference Rate” shall mean the fluctuating per annum rate announced from time to time by the Lender in Los Angeles, California, as its “Reference Rate”. The Reference Rate is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below the Reference Rate.

“Reference Rate Loans” shall mean Loans or portions thereof during such time as they are made and/or being maintained at a rate of interest based upon the Reference Rate.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“Reportable Event” shall mean a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Requirements of Law” shall mean as to any Person the Certificate/Articles of Incorporation and ByLaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Security Agreement” shall mean the Security Agreement (as defined in the Existing Credit Agreement), and shall include any and all amendments, extensions, replacements, and reaffirmations thereof.

“Single Employer Plan” shall mean as to any Person any Plan of such Person which is not a Multiemployer Plan.

“Statement Date” shall mean July 2, 2003.

“Subordinated Debt” shall mean for any Person Indebtedness of such Person subordinated to the Obligations pursuant to a written subordination agreement in form and substance acceptable to the Lender, in its sole and absolute discretion.

“Subsidiary” shall mean with respect to any Person, any corporation, partnership or joint venture more than fifty percent (50%) of the stock or other ownership interest of which having by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of such corporation, partnership or joint venture shall, at the time as of which any determination is being made, be owned by such Person, either directly or through Subsidiaries of such Person (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

“Total Liabilities” shall mean for any Person at any time of determination, all liabilities of such Person which in accordance with GAAP would be shown on the liability side of a balance sheet of such Person, as determined in accordance with GAAP.

“Working Capital Facility Credit Limit” shall mean $250,000.00.

“Working Capital Facility Maturity Date” shall mean October 15, 2004.

[Signature Page Following]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DIEDRICH COFFEE, INC.,
a California corporation

By:	/s/ Roger M. Laverty
Name:	Roger M. Laverty
Title:	Chief Executive Officer

By:	/s/ Martin A. Lynch
Name:	Martin A. Lynch
Title:	Chief Financial Officer

BANK OF THE WEST

By:	/s/ Bruce Young
Bruce Young, Vice President

LIST OF ANNEXES, SCHEDULES, AND EXHIBITS

ANNEXES:

1	Addresses for Notices, Etc.

SCHEDULES:

7(i)	Schedule of Existing Subsidiaries

1

ANNEX 1

ADDRESSES FOR NOTICE, ETC.

Company:

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, California 92614

Attn: Marty Lynch, Chief Financial Officer

Tel: (949) 260-6788

Fax: (949) 756-1144

Lender:

Bank of the West

4400 MacArthur Boulevard, Suite 150

Newport Beach, California 92660

Attn: Bruce Young, Vice President

Tel: (949) 797-1942

Fax: (949) 797-1959

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SCHEDULE 7(i)

SCHEDULE OF EXISTING SUBSIDIARIES

Name	Type of Organization	Jurisdiction	Percentage Ownership
Coffee People Worldwide, Inc.	Corporation	Delaware	Owned 100% by Diedrich Coffee, Inc.

Coffee People, Inc.	Corporation	Oregon	Owned 100% by Coffee People Worldwide, Inc.

Gloria Jean’s, Inc.	Corporation	Delaware	Owned 100% by Coffee People, Inc.

Edglo Enterprises, Inc.	Corporation	Illinois	Owned 100% by Gloria Jean’s, Inc.

Gloria Jean’s Gourmet Coffees Corp.	Corporation	Illinois	Owned 100% by Edglo Enterprises, Inc.

Gloria Jean’s Gourmet Coffees Franchising Corp.	Corporation	Illinois	Owned 100% by Edglo Enterprises, Inc.

1